June 24, 2003

Crown Castle International Corp.
510 Bering Drive, Suite 500
Houston, Texas 77057

Ladies and Gentlemen:

        Reference is hereby made to the Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Bell Atlantic Mobile, Inc., a Delaware corporation (“Seller”), and SPO Partners II, L.P., a Delaware limited partnership (“Purchaser”). Pursuant to, and in accordance with the terms of, the Purchase Agreement, Purchase has sold to Purchaser, and Purchaser has purchased from Seller, 4,900,000 shares of common stock, par value $0.01 per share, of Crown Castle International Corp. (the “Purchased Shares”). In connection with the sale and purchase of the Purchased Shares, Seller has assigned and transferred to Purchaser, all of Seller’s rights related to the Purchased Shares under Exhibit 9.8 to the Formation Agreement dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub LLC and Crown Atlantic Holding Company LLC (the “Rights Exhibit”), as amended by the letter agreement dated May 1, 2003 among Seller, Crown Atlantic Holding Company LLC, CCA Investment Corp. and the Company (the “Letter Agreement”) (the Rights Exhibit, as amended by the Letter Agreement, being referred to herein as the “Rights Agreement”).

        By execution of the acknowledgment below, the Company acknowledges and agrees that the Purchased Shares are “Registrable Shares” for purposes of the Rights Agreement and, as a result of the sale and purchase of the Purchased Shares, the rights of Seller under the Rights Agreement shall inure to the benefit of Purchaser in accordance with the provisions of paragraph 4 of the Letter Agreement. In addition, the Company acknowledges that the sales limitations applicable to Seller under paragraph 10 of the Letter Agreement shall not apply to sales by Purchaser and that the Company will use its best efforts to cause the Designated Registration Statement (as defined in the Letter Agreement) to become and remain effective until all Registrable Shares included in such registration statement have been sold or until such Registrable Shares are eligible for disposition pursuant to Rule 144 of the Securities Act, as amended (so long as all of the Registrable Shares held by each holder included in such registration statement may be sold during one calendar quarter pursuant to such Rule 144).

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Yours truly, BELL ATLANTIC MOBILE, INC.
By:	/s/ Gary C. Ridge

	Name: Title:	Gary C. Ridge Vice President, Secretary and Treasurer

SPO PARTNERS II, L.P.
By:	SPO Advisory Partners, L.P., its general partner
By:	SPO Advisory Corp., its general partner
By:	/s/ William E. Oberndorf

	Name: Title:	William E. Oberndorf Vice President

Agreed and Accepted by:

CROWN CASTLE INTERNATIONAL CORP.

By:    /s/ W. Benjamin Moreland
Name:   W. Benjamin Moreland
Title:   Senior Vice President, Chief Financial Officer; Treasurer